T. ROWE PRICE INTERNATIONAL FUNDS, INC.

CERTIFICATE OF CORRECTION

T. Rowe Price International Funds, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation:

That the Articles Supplementary of the Corporation, as filed on August 22, 2008, contained an error of transcription in the name of the series and class being added to the Corporation. Article FIRST of the Articles Supplementary indicates that the names of the series and class to be classified are "T. Rowe Price Global Large-Cap Equity Fund" and "T. Rowe Price Global Large-Cap Equity Fund-Advisor Class", respectively. The correct names to be inserted in Article FIRST are "T. Rowe Price Global Large-Cap Stock Fund" and "T. Rowe Price Global Large-Cap Stock Fund-Advisor Class."

IN WITNESS WHEREOF, T. Rowe Price International Funds, Inc. has caused this Certificate to be signed in its name and on its behalf by its Vice President and witnessed by its Secretary on September 16, 2008.

WITNESS:	T. ROWE PRICE INTERNATIONAL FUNDS, INC.
/s/Patricia B. Lippert __________________________ Patricia B. Lippert, Secretary	/s/David Oestreicher By:_________________________________ David Oestreicher, Vice President

THE UNDERSIGNED, Vice President of the T. Rowe Price International Funds, Inc., who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Certificate of Correction to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/David Oestreicher
 ____________________________________
 David Oestreicher, Vice President

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